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                                                                    EXHIBIT 10.1

EXCHANGE AGENT AGREEMENT

                                                                 August 13, 2003

U.S. Bank National Association
225 Asylum Street -23rd Floor
Hartford, Connecticut 06103.
Attn: Philip Kane, Jr.

Ladies and Gentlemen:

        Jafra Cosmetics International, Inc. and Distribuidora Comercial Jafra, S.A. de C.V. (collectively, the "Issuers") propose to make an offer (the "Exchange Offer") to exchange the Issuers' 10 3/4% Senior Subordinated Notes Due 2011 (the "Existing Notes") for the Issuers' 10 3/4% Senior Subordinated Notes Due 2011 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended. The terms and conditions of the Exchange Offer, as currently contemplated, are set forth in a prospectus (and any amendments thereto) filed with the Securities and Exchange Commission on June 30, 2003 as part of a Registration Statement on Form S-4 (as so amended, the "Prospectus"), proposed to be distributed to all record holders of the Existing Notes. The Existing Notes and the New Notes are collectively referred to herein as the "Notes". Any capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Prospectus.

        The Issuers hereby appoint U.S. Bank National Association to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer as of August 13, 2003. References hereinafter to "you" shall refer to U.S. Bank National Association.

        The Exchange Offer is expected to be commenced by the Issuers on or about August 13, 2003. The Letter of Transmittal accompanying the Prospectus (or in the case of book entry securities, the ATOP system) is to be used by the Holders of the Existing Notes to accept the Exchange Offer and contains instructions with respect to the delivery of certificates for Existing Notes tendered in connection therewith.

        The Exchange Offer is expected to expire at 5:00 P.M., New York City time, on September 13, 2003, or on such later date or time to which the Issuers may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Issuers expressly reserve the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (confirmed in writing) or written notice to you before 9:00 A.M., New York City time, on the business day following the previously scheduled Expiration Date.


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        The Issuers expressly reserve the right to delay acceptance of any
Existing Notes, to amend, extend or terminate the Exchange Offer, and not to accept for exchange any Existing Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption "The Exchange Offer--Conditions." The Issuers will give oral (confirmed in writing) or written notice of any amendment, termination or nonacceptance to you as promptly as practicable.

        In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

        Section 1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer" or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

        Section 2. You will establish an account with respect to the Existing Notes at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Existing Notes by causing the Book-Entry Transfer Facility to transfer such Existing Notes into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

        Section 3. You are to examine each of the Letters of Transmittal and certificates for Existing Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility) and any message transmitted by a Book-Entry Transfer Facility to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, which message states that the Book-Entry Transfer Facility has received an express acknowledgement from the participant in the Book-Entry Transfer Facility exchanging the Existing Notes which are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Issuers may enforce the Letter of Transmittal against the participant and any other documents delivered or mailed to you by or for holders of the Existing Notes to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and (ii) the Existing Notes have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Existing Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected, unless we have advised you that we waive such irregularity.



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        Section 4. With the approval of the President, Chief Financial Officer or any Vice President of the Issuers (such approval, if given orally, to be confirmed in writing) or any other party designated by such an officer in writing, you are authorized to waive any irregularities in connection with any tender of Existing Notes pursuant to the Exchange Offer.

        Section 5. Tenders of Existing Notes may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer--Procedures for Tendering," and Existing Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

        Notwithstanding the provisions of this Section 5, Existing Notes which the President, Chief Financial Officer or any Vice President of the Issuers shall approve as having been properly tendered pursuant to Section 4 above shall be considered to be properly tendered (such approval, if given orally, shall be confirmed in writing).

        Section 6. You shall advise the Issuers with respect to any Existing Notes received subsequent to the Expiration Date and accept their instructions with respect to disposition of such Existing Notes (such advice, if given orally, shall be confirmed in writing).

        Section 7. Notwithstanding the procedures set forth in the Prospectus under the section entitled "Exchange Offer" or in the Letter of Transmittal, you shall accept tenders:

                (a) in cases where the Existing Notes are registered in two or more names, only if signed by all named holders;

                (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity, only when proper evidence of his or her authority so to act is submitted; and

                (c) from persons other than the registered holder of Existing Notes provided that customary transfer requirements, including the payment by such persons of any applicable transfer taxes, are fulfilled.

        You shall accept partial tenders of Existing Notes where so indicated and as permitted in the applicable Letter of Transmittal and deliver certificates for Existing Notes to the transfer agent for split-up and return any untendered Existing Notes to the holder (or to such other person as may be designated in the applicable Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.



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        Section 8. Upon satisfaction or waiver of all of the conditions to the
Exchange Offer, the Issuers will notify you (such notice if given orally, to be confirmed in writing) of their acceptance, promptly after the Expiration Date, of all Existing Notes properly tendered and you, on behalf of the Issuers, will exchange such Existing Notes for New Notes and cause such Existing Notes to be cancelled. Delivery of New Notes will be made on behalf of the Issuers by you at the rate of $1,000 principal amount of New Notes for each $1,000 principal amount of the corresponding series of Existing Notes tendered promptly after notice (such notice if given orally, to be confirmed in writing) of acceptance of said Existing Notes by the Issuers; provided, however, that in all cases, Existing Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Existing Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required documents. You shall issue New Notes only in denominations of $1,000 or any integral multiple thereof.

        Section 9. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Existing Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

        Section 10. The Issuers shall not be required to exchange any Existing Notes tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Issuers not to exchange any Existing Notes tendered shall be given (and confirmed in writing) by the Issuers to you.

        Section 11. If, pursuant to the Exchange Offer, the Issuers do not accept for exchange all or part of the Existing Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer--Conditions" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Existing Notes (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

        Section 12. All certificates for reissued Existing Notes, unaccepted Existing Notes or for New Notes (other than those effected by book-entry transfer) shall be forwarded by (a) first-class certified mail, return receipt requested, under a blanket surety bond obtained by you protecting you and the Issuers from loss or liability arising out of the non-receipt or non-delivery of such certificates or (b) registered mail insured separately for the replacement value of each of such certificates.



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        Section 13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

        Section 14. As Exchange Agent hereunder you:

                (a) shall have no duties or obligations other than those specifically set forth in the Prospectus or set forth herein or as may be subsequently agreed to in writing by you and the Issuers;

                (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Existing Notes represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing;

                (c) shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity;

                (d) may reasonably rely on and shall be protected in acting in good faith in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and reasonably believed by you to be valid, genuine and to have been signed by the proper party or parties;

                (e) may reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith reasonably believe to be genuine or to have been signed or represented by a proper person or persons;

                (f) may rely on and shall be protected in acting upon written or oral instructions from any officer of the Issuers;

                (g) may consult with your counsel with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel; and



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                (h) shall not advise any person tendering Existing Notes
        pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Existing Notes;

                (i) may perform any of your duties hereunder either directly or by or through agents or attorneys, provided, however, that you shall be as fully responsible to the Issuers for the acts and omissions of any agent or attorney as you are for your own acts and omissions.

        Section 15. You shall take such action as may from time to time be requested by the Issuers or their counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery (as defined in the Prospectus) or such other forms as may be approved from time to time by the Issuers, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Issuers will furnish you with copies of such documents at your request. All other requests for information relating to the Exchange Offer shall be directed to the Issuers, Attention: Ralph S. Mason, III, Esq., General Counsel of Jafra Cosmetics International, Inc.

        Section 16. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to Ralph S. Mason, III, Esq., General Counsel of Jafra Cosmetics International, Inc. and such other person or persons as he may request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise requested) up to and including the Expiration Date, as to the number of Existing Notes which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received, items improperly received and items covered by Notices of Guaranteed Delivery. In addition, you will also inform, and cooperate in making available to, the Issuers or any such other authorized person or persons upon oral or written request made from time to time prior to the Expiration Date of such other information as they reasonably request. Such cooperation shall include, without limitation, the granting by you to the Issuers and such person as the Issuers may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date, the Issuers shall have received information in sufficient detail to enable them to decide whether to extend the Exchange Offer. You shall prepare a list of all registered holders (and other holders known to you) who failed to tender or whose tenders were not accepted and the aggregate principal amount of Existing Notes not tendered or not accepted and deliver said list to the Issuers at least seven days prior to the Expiration Date. You shall also prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of



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Existing Notes tendered, the aggregate principal amount of Existing Notes accepted and deliver said list to the Issuers.

        Section 17. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Issuers.

        Section 18. You hereby expressly waive any lien, encumbrance or right of setoff whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reasons of amounts, if any, borrowed by the Issuers, or any of their subsidiaries or affiliates pursuant to any loan or credit agreement with you or for compensation owed to you hereunder.

        Section 19. For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation as set forth on Schedule I attached hereto.

        Section 20. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to the duties, liabilities and rights, including compensation and indemnification of you as Exchange Agent, which shall be controlled by this Agreement.

        Section 21. The Issuers covenant and agree to indemnify and hold you harmless in your capacity as Exchange Agent hereunder against any loss, liability, cost or expense, including reasonable attorneys' fees and expenses, arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Existing Notes reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Existing Notes; provided, however, that the Issuers shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your negligence, willful breach of this Agreement, willful misconduct or bad faith. In no case shall the Issuers be liable under this indemnity with respect to any claim against you unless the Issuers shall be notified by you, by letter or cable or by facsimile confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly, but in any event within enough time to file an answer to such claim, after you shall have received any such written assertion or notice of commencement of action. Failure to so notify the



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Issuers shall not relieve the Issuers of any liability which they may have otherwise than on account of this Agreement except such liability which is a result of your failure to notify promptly. The Issuers shall be entitled to participate at their own expense in the defense of any such claim or other action, and, if the Issuers so elect, the Issuers shall assume the defense of any suit brought to enforce any such claim. In the event that the Issuers shall assume the defense of any such suit, the Issuers shall not be liable for the fees and expenses of any additional counsel retained by you, which fees and expenses are incurred thereafter, so long as the Issuers shall retain counsel reasonably satisfactory to you to defend such suit except for any reasonable fees and expenses of your counsel incurred in representing you that are necessary and appropriate as a result of the need to have separate representation because the Issuers' counsel has reasonably determined a conflict of interest exists between the Issuers and you. You shall not settle or compromise any such action, proceeding, suit or claim or other action without the prior written consent of the Issuers.

        Section 22. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service. The Issuers understand that you are required to deduct backup withholding at applicable rates on payments to holders who have not supplied their correct Taxpayer Identification Number or required certification. You shall turn over such funds to the Internal Revenue Service in accordance with applicable regulations.

        Section 23. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles to the extent that such rules or principles would require the application of the laws of another jurisdiction, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto, provided, however, you may not assign this Agreement without the prior written consent of the Issuers.

        Section 24. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

        Section 25. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        Section 26. This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written



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instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

        Section 27. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

        If to the Issuers:

               CDRJ Investments (Lux) S.A.
               Distribuidora Comercial Jafra, S.A. de C.V.
               c/o Jafra Cosmetics International, Inc.
               2451 Townsgate Road
               Westlake Village, CA  91361
               Telephone:  (805) 449-3000
               Facsimile:  (805) 449-3256
               Attention:  Ralph S. Mason, III, Esq., General Counsel

        With a copy to:

               Steven J. Slutzky, Esq.
               Debevoise & Plimpton
               919 Third Avenue
               New York, New York  10022
               Telephone:  (212) 909-6000
               Facsimile:  (212) 909-6836

        If to the Exchange Agent:

               U.S. Bank National Association
               180 East 5th Street
               St. Paul, Minnesota  55101
               Facsimile:  (651) 244-1537
               Attention:  Specialized Finance Department

        Section 28. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Sections 19 and 21 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Issuers any certificates for Notes, funds or property then held by you as Exchange Agent under this Agreement.



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        Section 29. This Agreement shall be binding and effective as of the date hereof. Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

                                     JAFRA COSMETICS INTERNATIONAL, INC.


                                     By: /s/ Ralph S. Mason, III
                                         ------------------------------------
                                         Name: Ralph S. Mason, III
                                         Title: Executive Vice President


                                     DISTRIBUIDORA COMERCIAL JAFRA, S.A. de C.V.


                                     By: /s/ Ralph S. Mason, III
                                         ------------------------------------
                                         Name: Ralph S. Mason, III
                                         Title: Executive Vice President


Accepted as of the date first above written:

U.S. BANK NATIONAL ASSOCIATION,
as Exchange Agent

By: /s/ Kathy A. Larimore
    -------------------------------
    Name: Kathy A. Larimore
    Title: Vice President



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                                   SCHEDULE I

                                      FEES

Exchange Agent Fee.....................................................$5,000.00
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All out-of-pocket expenses will be billed as incurred.